Exhibit 99.1

Halozyme Therapeutics Names David A. Ramsay Chief Financial Officer
SAN DIEGO, May 23, 2013 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today announced the appointment of David A. Ramsay as Chief Financial Officer. Mr. Ramsay was most recently Vice President, Corporate Development at Halozyme.
"With his established financial management experience and his recent commercial and operational experience gained by working in our commercial group for the last four years, David brings strong assets to advance the company, manage financial growth and deliver value for our shareholders," said Gregory I. Frost, Ph.D., President and Chief Executive Officer at Halozyme. Mr. Ramsay replaces Kurt Gustafson who is leaving the company to pursue other opportunities. "We wish Kurt the best and sincerely thank him for his years of service helping to build our business," continued Frost.
Mr. Ramsay has had a distinguished tenure at Halozyme, joining in 2003 as Chief Financial Officer before serving as Vice President, Corporate Development. His numerous achievements and accomplishments at Halozyme include spearheading the process of taking Halozyme public in 2004, negotiating and executing equity investments made by Roche and Baxter, negotiating and signing the Baxter Hylenex collaboration, and ultimately leading the effort to reintroduce Hylenex to the market in late 2011. Prior to Halozyme, he served in various financial roles including Vice President, Chief Financial Officer of Lathian Systems. Prior to Lathian, Mr. Ramsay was Vice President, Treasurer of ICN Pharmaceuticals, now called Valeant Pharmaceuticals International, a multinational, specialty pharmaceutical company. Mr. Ramsay joined Valeant from ARCO, where he spent four years in various financial roles, most recently serving as Manager, Financial Planning & Analysis for the company's Retail Marketing division.
About Halozyme Therapeutics
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics. Halozyme's pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma, Intrexon, and Pfizer. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Investor Contact:
David Ramsay
Halozyme Therapeutics
858-704-8260
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com